Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value HK$0.0001 per share, of Planet Image International Limited, a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 28, 2026.

Juneng Investment (Hong Kong) Limited

/s/ Mangen Chen
Name:	Mangen Chen
Title:	Legal Person

Xinyu High-Tech Investment Co., Ltd.

/s/ Chunying Xie
Name:	Chunying Xie
Title:	Legal Person

Financial and Monetary Bureau of Xinyu Hi-Tech Industry Development Zone

/s/ Yangsheng Sun
Name:	Yangsheng Sun
Title:	Head of Bureau